Exhibit 99.1

For more information, contact:

Katharine Raymond

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

Acxiom® Company Leader Announces Search for Successor;

Will Continue to Serve Until Selection Completed

LITTLE ROCK, Ark. – October 1, 2007 – Charles Morgan, Acxiom® Chairman and Company Leader, announced today that he will retire as Company Leader upon the selection of a successor.

Mr. Morgan said, “For 35 years I have had the privilege of leading Acxiom as we have created value for our shareholders, clients and associates. I had been considering stepping down as the leader of Acxiom and thought the completion of our going-private transaction would be the natural time to begin an orderly transition. As Acxiom will now remain public it is the right time for a change. While I had been planning to retire from Acxiom, I have agreed to stay as Company Leader during this interim period.”

The board announced that a search committee comprised of Halsey Wise, Mack McLarty, Ann Die Hasselmo and Morgan has been formed and a search will begin. The search will include both internal and external candidates.

William T. Dillard, II, Lead Director said, “Charles Morgan is an outstanding leader. The Board is pleased that he will continue to lead the company as we search for his successor. We are all very appreciative of his enormous contributions to the success of the Acxiom. We are working toward an ongoing role for Charles, recognizing that much of the success of the Company is attributable to his leadership, technological vision and his direct relationship with many of the clients of the company. His contributions to the entire industry over the last three decades have been recognized by the recent announcement of his induction to the Direct Marketing Association’s Hall of Fame for 2007.”

About Acxiom Corporation

Acxiom Corporation (NASDAQ: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom’s innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Ark., with locations throughout the United States and Europe, and in Australia, China, and Canada. For more information, visit www.acxiom.com.

Acxiom is a registered trademark of Acxiom Corporation.

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